GREAT LAKES DREDGE & DOCK CORPORATION	9811 Katy Freeway | Suite 1200 Houston, TX 77024 1+ 346.359.1010 | www.gldd.com

March 13, 2026

Subject: Progress on the Saltchuk Transaction

Great Lakes Colleagues,

Since we announced that Great Lakes Dredge & Dock Corporation (“GLDD”) had reached an agreement to be acquired by Saltchuk Resources, we have worked together with Saltchuk to draft the formal documents and filings necessary to proceed with the transaction which would, upon its completion, make GLDD privately held. As we described during our Town Hall, on March 4, Saltchuk commenced its tender offer whereby GLDD’s stockholders may sell (tender) their shares directly to Saltchuk for $17.00 per share. We have also filed the required documents and supporting materials with the federal antitrust agencies for their standard review under the Hart-Scott-Rodino Act (the “HSR Act”). Saltchuk’s offer will be successful if, among other conditions, more than 50% of issued and outstanding GLDD shares are tendered to Saltchuk and the required 15-day waiting period under the HSR Act expires or is terminated.

We and our Board of Directors are very supportive of this transaction. By joining Saltchuk, we will become part of their well-respected family of diversified transportation, marine service, and energy distribution companies. Saltchuk respects the work that we do operating our vessels and is committed to our values of delivering incident-free and environmentally responsible transportation services. We thank you sincerely for all the efforts and contributions each of you make every day to GLDD.

Keep in mind that until the transaction closes, GLDD remains an independent company. Saltchuk has expressed that they intend to keep GLDD as a standalone entity, running GLDD in all material respects in the same way as we operate it today.

We recognize that many of you hold GLDD stock, either purchased on the open market, granted via the Company’s 2021 Long-Term Incentive Plan (the “LTIP”) or its predecessor plan, or purchased through the Company’s 2025 Employee Stock Purchase Plan (the “ESPP”) or its predecessor plan.

In order to tender your shares and for your shares to be counted toward Saltchuk obtaining a majority of GLDD’s shares, you must give instructions to do so. If the tender offer is completed (which will occur only if, among other conditions, enough shares are tendered so that Saltchuk would own a majority of the issued and outstanding GLDD shares and the HSR Act waiting period expires or is terminated), then even if you do not tender your shares, your shares will be converted into a right to receive $17.00 per share by means of the completion of a “second-step” merger shortly thereafter, subject to certain limited conditions described more fully in the tender offer materials referenced below.

You will be able to tender shares that you received from the vesting and settlement of your restricted stock unit awards (both time- and performance-vesting) under the LTIP. Additional restricted stock unit awards under the LTIP may vest and settle into shares during the tender window. If you tender your existing shares prior to such vesting and settlement, such newly acquired shares will need to be separately tendered within the tender window. If the transaction is completed, your unvested restricted stock unit awards will either be paid out in cash in the closing process or, with respect to awards granted since February 10, 2026, a portion will be converted to a restricted cash award.

Pursuant to the terms of the merger agreement, the exercise date of the existing offering period under the ESPP has been changed to March 25, 2026. If you are a participant in the ESPP, unless you withdraw from the offering period in accordance with the terms of the ESPP before March 25, 2026, your option under the ESPP will be exercised automatically on such date. If you tender your existing shares prior to the termination of the current offering period under the ESPP, any shares newly acquired pursuant to the ESPP will need to be separately tendered within the tender window. For a full summary of treatment of awards under the LTIP and options under the ESPP, please refer to ‘Treatment of RSU Awards and the Company ESPP in the Transactions’ in the Schedule 14D-9, available online at https://investor.gldd.com/node/20236/html.

For instructions regarding how to tender your shares, look to receive separate communications containing important information about the tender offer and specific instructions for how to tender your shares. Some shareholders will receive these instructions via U.S. mail in an envelope from MacKenzie Partners, Inc. If your shares are registered in the name of a broker or similar institution, you will likely receive an email and/or mailing from your institution. If your shares are held with Fidelity Investments (“Fidelity”), you should have received a direct communication from Fidelity with specific instructions for tendering shares. Please note that Fidelity requires all tender elections to be made by calling their dedicated telephone number, which is available 24/7. We encourage you to contact your institution in order to obtain additional information about the tender offer, including instructions for tendering your shares.

Additionally, GLDD has made the information relating to the tender offer (including the procedure for tendering your shares and receiving payment) available online at https://investor.gldd.com/financial-information/sec-filings. The packet of information consists of certain filings with the SEC, including a Schedule 14D-9, Schedule TO, Offer to Purchase, Letter of Transmittal, and other documents, which are also available free of charge at the website maintained by the SEC at www.sec.gov, which you are also encouraged to read.

Questions and requests for assistance may be directed to Mackenzie Partners, Inc., the information agent for the tender offer, which can be reached by phone toll free at (800) 322-2885. You may also send inquiries to merger@gldd.com.

Sincerely,

/s/ Lasse Petterson

Lasse Petterson

Additional Information

This communication is for information purposes only and does not constitute an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of GLDD common stock will be made only pursuant to an offer to purchase and related materials that Saltchuk and Purchaser have filed with the U.S. Securities and Exchange Commission (the “SEC”). Saltchuk and Purchaser have filed a Tender Offer Statement on Schedule TO with the SEC and GLDD has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF GLDD ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These materials will be sent free of charge to GLDD stockholders. In addition, all of these materials (and all other tender offer documents filed with the SEC) are available at no charge from the SEC through its website at www.sec.gov and upon request to MacKenzie Partners, Inc., the information agent for the Offer, at 7 Penn Plaza, New York, New York 10001, by calling toll free (800) 322-2885. Broadridge Corporate Issuer Solutions, LLC is acting as depositary and paying agent for the Offer.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements made herein with respect to the tender offer and related transactions, including, for example, the timing of the completion of the tender offer and the merger or the potential benefits of the tender offer and the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, GLDD’s and Saltchuk’s actual results may differ materially from its expectations or projections. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “project,” “contemplate,” “predict,” “potential,” “continue,” “may,” “would,” “could,” “should,” “seeks,” “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language.

The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements. Such factors include, but are not limited to, the effect of the announcement of the tender offer and related transactions on GLDD’s and Saltchuk’s relationships with employees, governmental entities and other business relationships, operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, and the risk that the merger agreement may be terminated in circumstances that require GLDD to pay a termination fee; the possibility that competing offers will be made; the outcome of any legal proceedings that may be instituted against GLDD and Saltchuk related to the transactions contemplated by the merger agreement, including the tender offer and the merger; uncertainties as to the timing of the tender offer; uncertainties as to the number of stockholders of GLDD who may tender their stock in the tender offer; the failure to satisfy other conditions to consummation of the tender offer or the merger on the anticipated timeframe or at all, including the receipt of regulatory approvals related to the merger (and any conditions, limitations or restrictions placed on these approvals); risks that the tender offer and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties; and those risks and uncertainties discussed from time to time in GLDD’s other reports and other public filings with the SEC.

Additional information concerning these and other factors that may impact GLDD’s expectations and projections can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2025. GLDD’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on GLDD’s website at gldd.com under “Investors—Financials & Filings—SEC filings” or upon request via email to EMBirge@gldd.com. All forward-looking statements contained in this communication are based on information available to GLDD and Saltchuk as of the date hereof and are made only as of the date of this communication. GLDD and Saltchuk disclaim any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required under applicable law. These forward-looking statements should not be relied upon as representing GLDD’s or Saltchuk’s views as of any date subsequent to the date of this communication. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of GLDD or Saltchuk.